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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3/A (No. 333-26517) and on Form S-8 (No. 333-14863) of Loral Space & Communications Ltd. of our report on the financial statements of the fixed satellite service business of Telecomunicaciones de Mexico (the "Predecessor Company" of Satelites Mexicanos, S.A. de C.V.) dated December 15, 1997, except for Note 9 which is as of January 5, 1998, and our report on the balance sheet of Satelites Mexicanos, S.A. de C.V. dated December 15, 1997, except for Note 9 which is as of January 5, 1998, which appear in the Current Report on Form 8-K of Loral Space & Communications Ltd. dated January 13, 1998.

Price Waterhouse

Mexico City
January 13, 1998